SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)*



                              CENTRAL BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   152418 10 9
                                 --------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]   Rule 13d-1(b)

            [X]   Rule 13d-1(c)

            [ ]   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

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CUSIP NO. 152418 10 9                 13G                      Page 2 of 5 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           JOHN D. DOHERTY

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           NOT APPLICABLE
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                  (a)  [ ]

                                                                  (b)  [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER              77,368
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER            11,465
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER        128,007
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER       11,465
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             139,472
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            7.8%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

                                                   -----------------------------
                                                         Page 3 of 5 Pages
                                                   -----------------------------

                       Securities and Exchange Commission
                             Washington, D.C. 20549


ITEM 1(A)         NAME OF ISSUER:
         Central Bancorp, Inc.

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
           399 Highland Avenue
           Somerville, Massachusetts  02144

ITEM 2(A)         NAME OF PERSON(S) FILING:
           John D. Doherty

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:
           Central Bancorp, Inc.
           399 Highland Avenue
           Somerville, Massachusetts  02144

ITEM 2(C)         CITIZENSHIP:
           United States of America

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:
           Common Stock, par value $1.00 per share.

ITEM 2(E)         CUSIP NUMBER:
           152418 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13(d)-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
           Not applicable.

ITEM 4.           OWNERSHIP.

          (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page.

          (b) Percent of Class: See Row 11 of the second part of the cover page.

          (c) Number of shares as to which such person has: See Rows 5, 6, 7, and 8 of the second part of the cover page.

                                                   -----------------------------
                                                         Page 4 of 5 Pages
                                                   -----------------------------

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.        CERTIFICATION.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                   -----------------------------
                                                         Page 5 of 5 Pages
                                                   -----------------------------




                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:    June 19, 2001                /s/ John D. Doherty
                                      ------------------------------------------
                                      John D. Doherty